UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2015

National Graphite Corp.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-53284	27-3787574
(Commission File Number)	(IRS Employer Identification No.)

Immermannstr. 65A, Dusseldorf, Germany	42010
(Address of Principal Executive Offices)	(Zip Code)

49 211 699380

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

Advisory Board Agreements

On October 1, 2015, National Graphite Corp. (the “Company” or “Registrant”) established an Advisory Board and entered into Advisory Board Agreements (the “Agreements”) with four individuals: Dr. jur. Bruno Becchio, Hansjuerg Haas, Rainer Feustel, and Dr. rer. nat. Radulf C. Oberthuer.

Dr. jur. Becchio will advise the Company on legal matters with regard to its European business, Mr. Haas will advise the Company on financial and tax matters, Mr. Feustel will provide legal advice with regard to the Company’s business relations and assist the Company in obtaining project financing, and Dr. rer. nat. Oberthuer will advise the Company on critical reviews of its technical programs, provide recommendations on technology partnerships, and provide assistance with the Company’s scientific research and methods. The term of the Agreements began on October 1, 2015, and each individual shall continue to serve at the pleasure of the Board, unless terminated earlier pursuant to other provisions of the Agreements.

In addition, the Company granted each Advisory Board member 25,000 shares of restricted stock pursuant to the 2015 Long-Term Incentive Plan. Please see Item 3.02 below for more discussion on this matter.

Our standard form of advisory board agreement is being filed as Exhibit 10.1 with this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02

Unregistered Sales of Equity Securities

Pursuant to the Agreements described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated herein by reference, on October 1, 2015, the Company authorized the issuance of 100,000 shares of its restricted common stock, at a value of $0.01per share, to the four individuals serving on the Company’s newly formed Advisory Board.

No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Regulation S and Section 4(2) of the Securities Act of 1933. Each certificate representing the shares issued contained a restrictive legend.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Director and Certain Officers

On October 1, 2015, Martina Helmes resigned as a Director of the Company effective immediately to pursue other business opportunities and not as a result of any dispute or disagreement with the Company on any matter relating to the Company's operations, policies or practices, or other occurrence that would require disclosure under Item 5.02(a) of Form 8-K.

On October 1, 2015, Ms. Helmes also resigned as the Secretary of the Company.  A copy of the resignation letter of Ms. Helmes is attached hereto as Exhibit 17.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Election of Directors and Appointment of Certain Officers

On October 1, 2015, Verena Becchio was appointed by the Board of Directors as a Director of the Company to serve until the next Annual Meeting of Shareholders or until her successor has been duly elected and qualified.  Ms. Becchio was not appointed to any committees at this time.

Also on October 1, 2015, the Board appointed Ms. Becchio as the Secretary of the Company.

Verena Becchio, age 73, was appointed as the Secretary and a Director of National Graphite Corp. effective October 1, 2015.  Previously Ms. Becchio was a journalist at Neue Zürcher Zeitung, Zürich, and served as a translator for its Foreign Affairs. She also has been a paralegal with the Law Offices of Becchio & Partner, Zürich Switzerland.  Before that she was the Manager and Director of Secunda AG, a fiduciary company located in Zürich Switzerland. She is a member of Polyreg, a control organization against money laundering, and serves as a Director on several other Boards for organizations based in Switzerland.  Ms. Becchio speaks four languages: German, English, Italian, and French. Ms. Becchio attended university in Florence, Italy, and at the Université de Lausanne.  She spent three years at Interpreter School Zürich, obtaining a diploma in German, Italian, English, French with a specialization in journalism.

There currently are no agreements or understandings under which Ms. Becchio will receive compensation for her service on the Board of Directors or as an executive officer.

There are no arrangements or understandings between Ms. Becchio and any other persons pursuant to which she was selected as a director. There are no current or proposed transactions between the Company and Ms. Becchio or her immediate family members requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Item 9.01 – Financial Statements and Exhibits

(c)

Exhibits. The following exhibits are either filed as a part hereof or are incorporated by reference. Exhibit numbers correspond to the numbering system in Item 601 of Regulation S-K.

Exhibit
Number	Description of Exhibit
10.1	Advisory Board Agreement
17.1	Resignation Letter of Martina Helmes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

National Graphite Corp.

Dated: October 1, 2015

/s/ Ulrike Dickmann

By: Ulrike Dickmann

Its:  President and Chief Executive Officer